Exhibit 10.34

Stock Option Grant

The Princeton Review, Inc.

Non-Qualified Stock Option

Date of Issue: 00/00/2007

Granted To:

Social Security No.:

Vesting Period: 4 Years	Total Shares:
Option price per share:	Cliff Vesting Date: 00/00/2008

Your Option

The definition of any terms used herein may be found in The Princeton Review Glossary dated May 5th, 2006. In addition, as used herein the term “TPR” means The Princeton Review, Inc.

Your option is intended to qualify as a Non-Qualified Stock Option.

Vesting & Cliff

Except as provided below, 25% of the shares subject to your option will vest on the first anniversary of the Date of Issue referred to above, and 6.25% of such shares shall vest each quarterly anniversary thereafter over the remainder of the Vesting Period.

Notwithstanding anything in this option grant letter to the contrary, the Compensation Committee of the Board of TPR (the “Compensation Committee”) reserves the right at any time to substitute for any unvested portion of this option an alternative equity instrument that has an equivalent or greater fair market value than the value of the unvested portion of this option being replaced. To the extent a portion of this option is replaced with an alternative equity instrument, such replaced option shall be cancelled immediately. Any such substitution for the unvested portion of this option shall not affect the vested portion of this option which shall remain exercisable subject to the terms and conditions contained herein.

Payment Methods

Payment of the option price shall be made in U.S. dollars or, in the discretion of the Compensation Committee, in the Common Stock of TPR valued at its Fair Market Value, a combination of such Common Stock and cash or any other method as may be approved by the Compensation Committee. However, payment may not be made with Common Stock unless stock has been held for at least six months. Payment shall be made to TPR at its corporate office, 2315 Broadway, New York, New York 10024.

Conditions of Exercisability

The exercise of your option is subject to the following terms and conditions:

(1)	As a prerequisite to delivery of any stock certificates upon your exercise of an option granted hereunder, you shall give an undertaking and agree to the placing of such legends on your certificates as may be required by the Compensation Committee to assure compliance with any federal or state securities laws. The Common Stock purchased pursuant to the exercise of an option granted hereunder cannot be sold unless it has been registered under the Securities Act of 1933, as amended, or is subject to an exemption from registration under such Act.

(2)	Except as provided below, you must be an employee or director of, or a consultant to, TPR or one of its subsidiaries at the date of exercise and that employment, directorship or consultancy must have been continuous from the date hereof. For the purposes of this Plan, persons on company-authorized leaves of absence are considered employees; however, long-term disability is not considered employment.

(3)	In the event of your death while an active employee, director or consultant, your rights to exercise this option which have vested to and including the date of death may be exercised within one year after death by your estate or by any person who acquires such option by inheritance or devise. Thereafter, such rights shall lapse.

(4)	In the event of the termination of your employment, directorship or consultancy due to long-term disability, your rights to exercise this option which have vested to and including the date of long-term disability may be exercised within one year after the start of long-term disability by you or, should you die within said one year period, by your estate or any person who acquires this option by inheritance or devise. Thereafter, such rights shall lapse.

(5)	In the event of your Retirement from TPR, your rights to exercise this option which have vested to and including the date of your Retirement may be exercised within three years after Retirement by you or, should you die within said three year period, by your estate or any person who acquires this option by inheritance or devise. Thereafter, such rights shall lapse. For purposes of this Grant, the term “Retirement” shall mean the termination of employment after having reached age sixty-five (65).

(6)

In the event of the termination of your employment other than for Cause, death, disability, Retirement or, if you are an Executive Officer and have not provided Adequate Notice, your rights to exercise this option which have vested to date of termination may be exercised within three months after such termination (the “Post-Termination Exercise Period”) or, should you die within said three month period, by your estate or any person who acquires this option by inheritance or devise.

Thereafter, such rights shall lapse. Notwithstanding the foregoing, if you are a Section 16 Insider (as such term is defined in The Princeton Review, Inc. Insider Trading and Public Information Policy) and you reasonably believe you may be in possession of Material Inside Information (as such term is defined in The Princeton Review, Inc. Insider Trading and Public Information Policy), and may therefore be prohibited from engaging in transactions involving the securities of TPR, you may provide written notice (the “Extension Request Notice”) to TPR of the facts which you believe give rise to the Material Inside Information and of your request that your Post-Termination Exercise Period be extended for an additional time period equal to the lesser of (i) the period commencing on the date TPR receives such notice and ending on the date you receive written notice from TPR indicating that it would not seek to restrict trading by Insiders (as such term is defined in The Princeton Review, Inc. Insider Trading and Public Information Policy) in TPR securities by reason of the actual facts that may relate to the information identified in your Extension Request Notice or (ii) 90 days provided that the Extension Request Notice is received by TPR at least 5 business days prior to the Post-Termination Exercise Period.

(7)	If your employment is terminated for Cause or if you are an Executive Officer and you terminate your employment without Adequate Notice, the option granted hereunder shall immediately terminate upon the giving of notice of your termination. The Compensation Committee shall determine in its sole discretion when notice of termination was given and whether termination was for Cause.

(8)	This option shall be transferable by you to your spouse, children, brother, sister, parents or a trust in which these persons have more than fifty percent of the beneficial interest, or by will or by the laws of descent and distribution. During your lifetime, this option shall be exercisable only by you or any transferee described in the previous sentence.

(9)	This option is not, in any event, exercisable after the expiration of ten years from this date.

(10)	The exercise of this option is subject to all the terms and conditions contained in the Stock Incentive Plan, a copy of which is available in and from the office of the Secretary of TPR.

(11)

In connection with the exercise of this option, TPR shall have the right to withhold from your salary or other amounts payable to you, or to require you to make arrangements to pay in a manner satisfactory to TPR, the appropriate amount of applicable withholding taxes, if any. Without limiting the scope of the preceding sentence, you shall have the right to elect to pay your withholding taxes to TPR in cash or in such form and manner as the Compensation Committee shall prescribe, to have such number of shares of Common Stock otherwise issuable with respect to the exercise of this option reduced by the amount necessary to satisfy all or part, as you may so elect, of your withholding obligation, and to transfer to TPR unrestricted shares of Common Stock already held by you to satisfy all or any part, as you may so elect, of your withholding obligation, provided that no more than the statutory withholding rate shall be withheld. The obligations of the Company under this Agreement shall be conditional on such payment or arrangements.

Please retain this copy for your files.

THE PRINCETON REVIEW, INC.

Name:	Name:
Title: